Exhibit 3.70

STATE OF NEVADA

ROSS MILLER Secretary of State	SCOTT W. ANDERSON Deputy Secretary for Commercial Recordings

OFFICE OF THE

SECRETARY OF STATE

Certified Copy

January 30, 2013

Job Number:	C20130130-0275
Reference Number:	00003797450-45
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State’s Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20100593940-53	Articles of Organization	2 Pages/1 Copies

Respectfully,

/s/ Ross Miller
ROSS MILLER
Secretary of State

Certified By: Christine Rakow

Certificate Number: C20130130-0275

You may verify this certificate

online at http://www.nvsos.gov/

Commercial Recording Division

202 N. Carson Street

Carson City, Nevada 89701-4069

Telephone (775) 684-5708

Fax (775) 684-7138